As filed with the Securities and Exchange Commission on April 26, 2010.
Registration No. 333-133112

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PECO II, Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1605456 (I.R.S. Employer Identification No.)
601 Shiloh Road
Plano, Texas 75074
(972) 244-9288
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PECO II, INC. AMENDED 2000 PERFORMANCE PLAN
(Full Title of the Plan)

Craig A. Witsoe
Chief Executive Officer
PECO II, Inc.
601 Shiloh Road
Plano, Texas 75074
(972) 244-9288
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Correspondence to:
Stephen J. Gilhooly
General Counsel and Secretary
Lineage Power Holdings, Inc.
601 Shiloh Road
Plano, Texas 75074
(972) 244-9288

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY STATEMENT
Deregistration of Securities
     On April 7, 2006, PECO II, Inc., an Ohio corporation (the “Company”), filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (Registration No. 333-133112) (the “Registration Statement”) to register the sale of 250,000 shares of the Company’s common stock, without par value (the “Common Stock”), pursuant to the PECO II, Inc. Amended 2000 Performance Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) is to withdraw and remove from registration all remaining unissued and unsold shares of Common Stock previously registered under the Registration Statement.
     On February 18, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lineage Power Holdings, Inc. (“Lineage”), a Delaware corporation, and Lineage Power Ohio Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Lineage. On April 16, 2010, the Company completed its merger with Merger Sub, with the Company surviving the merger and becoming a wholly owned subsidiary of Lineage. Pursuant to the terms of the Merger Agreement, each share of common stock of the Company (other than shares held by the parties to the merger) was cancelled and converted into the right to receive $5.86 per share, without interest, and the Company’s Amended 2000 Performance Plan was terminated. As a result of the merger, the Registration Statement is hereby amended to deregister all of the unissued and unsold shares of Common Stock registered under the Registration Statement. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on April 26, 2010.

PECO II, Inc.
By:	/s/ Craig A. Witsoe
Craig A. Witsoe, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Craig A. Witsoe Craig A. Witsoe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 26, 2010

/s/ Lloyd R. Sorenson Lloyd R. Sorenson	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	April 26, 2010

/s/ Trenton D. Waterhouse Trenton D. Waterhouse	Director	April 26, 2010